Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD THIRD QUARTER RESULTS

Highlights

•	Net sales growth of 9% for Q3 2018, with 8% growth in base business sales

•	Q3 2018 diluted EPS increase of 43% to $1.66; YTD growth of 34% to $5.20, each including tax benefits

•	Updates 2018 earnings guidance range to $5.58 - $5.78 per diluted share from previous $5.50 - $5.70 range
______________________

COVINGTON, LA. (October 18, 2018) – Pool Corporation (NASDAQ/GSM:POOL) today reported record results for the third quarter of 2018.
“We produced strong third quarter results thanks to our operational execution and a continuation of the elevated demand trends for discretionary pool and irrigation related products. Despite bouts of severe weather, with Hurricane Florence impacting the Carolinas, elevated rainfall in Texas and wildfires in California, we achieved favorable results. Natural disasters not only impact our business, but the lives of those in and around the impacted areas. In that spirit, we would like to recognize the resiliency of all affected and the ability of our team to continue to produce solid results in spite of these obstacles,” said Manuel Perez de la Mesa, President and CEO.
Net sales increased 9% to a record $811.3 million in the third quarter of 2018 compared to $743.4 million in the third quarter of 2017. Base business sales grew 8% over the same quarter of 2017, with demand for discretionary products such as building materials and our expanded commercial product offerings driving our sales growth.
Gross profit increased 8% to a record $235.0 million in the third quarter of 2018 from $216.6 million in the same period of 2017. Base business gross profit improved 8% over the third quarter of 2017. Gross profit as a percentage of net sales (gross margin) was 29.0% for the third quarter of 2018 compared to 29.1% for the third quarter of 2017. This decline in gross margin mainly reflects differences in product mix.
Selling and administrative expenses (operating expenses) increased 6% to $142.7 million in the third quarter of 2018 compared to the third quarter of 2017, with base business operating expenses up 5% over the comparable 2017 period. We attribute the expense growth to variable labor and freight costs together with higher facility costs. As a percentage of net sales, base business operating expenses declined to 17.4% for the third quarter of 2018 compared to 18.0% for the third quarter of 2017.
Operating income for the third quarter of 2018 increased 13% to a record $92.3 million compared to the same period in 2017. Operating income as a percentage of net sales (operating margin) was 11.4% for the third quarter of 2018 and 11.0% for the same period in 2017, while base business operating margin was 11.5% for the third quarter of 2018 and 11.2% for the same period in 2017.
Both Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, which we adopted on January 1, 2017, and U.S. tax reform enacted in December 2017, impacted our income tax provision for the third quarter of 2018. Our effective tax rate was 20.8% and 37.4% for the third quarters of 2018 and 2017, respectively. We recorded a $3.3 million benefit from ASU 2016-09 in the quarter ended September 30, 2018 compared to a benefit of $0.3 million realized in the same period in 2017. Excluding the benefits from ASU 2016-09, our effective tax rate was 24.6% and 37.9% for the third quarters of 2018 and 2017, respectively. As previously reported, we expect our annual effective tax rate (excluding the benefit from ASU 2016-09) for 2018 and future periods to approximate 25.5%, which is a reduction compared to our historical rate of approximately 38.5% due to the impact of the recent U.S. tax reform.

Net income attributable to Pool Corporation was $69.3 million in the third quarter of 2018 compared to $48.8 million in the third quarter of 2017. Earnings per share increased 43% to a record $1.66 per diluted share for the three months ended September 30, 2018 compared to $1.16 per diluted share for the same period in 2017. The reduction in our effective tax rate from 37.4% to 20.8% as discussed above reduced our income tax expense by approximately $14.5 million, or $0.35 per diluted share, in the third quarter of 2018.
Net sales for the nine months ended September 30, 2018 increased 8% to a record $2,455.0 million from $2,278.0 million in the comparable 2017 period, with most of this growth coming from the 7% improvement in base business sales. Gross margin for the nine months ended September 30, 2018 was 28.9% compared to 29.0% from the same period in 2017.

Operating expenses for the nine months ended September 30, 2018 increased 7% compared to the first nine months of 2017, with base business operating expenses up 6%. Operating income for the first nine months of 2018 increased 8% to $287.9 million compared to $267.1 million in the same period in 2017.

Our effective tax rate was 20.5% for the nine months ended September 30, 2018 compared to 35.2% for the nine months ended September 30, 2017. ASU 2016-09 benefited our income tax provision by $13.9 million in the first nine months of 2018 and $7.7 million in the first nine months of 2017, or $0.33 and $0.14 per diluted share, respectively.

Net income attributable to Pool Corporation for the nine months ended September 30, 2018 was $217.6 million compared to $166.0 million for the nine months ended September 30, 2017. Earnings per share for the first nine months of 2018 increased 34% to a record $5.20 per diluted share compared to $3.89 per diluted share for the first nine months of 2017. The reduction in our effective tax rate as discussed above from 35.2% to 20.5% reduced our income tax expense by approximately $40.3 million, or $0.96 per diluted share, in the first nine months of 2018. Excluding the benefits from ASU 2016-09, our effective tax rate was 25.5% and 38.2% for the nine months ended September 30, 2018 and September 30, 2017, respectively. Considering the impact of U.S. Tax Reform in 2018 and the ASU 2016-09 impacts in both 2018 and 2017, diluted earnings per share increased approximately 15% year over year.

On the balance sheet at September 30, 2018, total net receivables, including pledged receivables, increased 10%, while inventory levels grew 26% compared to September 30, 2017. In 2018, we increased our inventory purchases in advance of greater than normal vendor price increases, which negatively impacted operating cash flow, but should positively impact operating income for the remainder of 2018 and into fiscal 2019. Inventory also increased due to normal business growth and as a result of acquisitions. Total debt outstanding was $580.7 million at September 30, 2018, a $16.1 million increase from total debt at September 30, 2017.
Cash provided by operations was $51.3 million in the first nine months of 2018 compared to $112.0 million in the first nine months of 2017. The decline in cash provided by operations reflects timing differences from the pre-price increase inventory purchases discussed above, which should benefit future periods’ cash flow as the inventory is sold. Adjusted EBITDA (as defined in the addendum to this release) was $102.5 million and $91.7 million in the third quarters of 2018 and 2017, respectively, and $318.0 million and $295.3 million in the first nine months of 2018 and 2017, respectively.
We are updating our 2018 earnings guidance to a range of $5.58 to $5.78 per diluted share from our previous range of $5.50 to $5.70 per diluted share to reflect the $0.08 benefit realized from ASU 2016-09 in the third quarter. We have not projected any additional tax benefit from ASU 2016-09 in our earnings guidance range for the remainder of the year.
“Based on our expectations of sustained demand, combined with our proactive supply chain management, we expect to finish the year strong with a solid fourth quarter. Looking further, I have complete confidence in our leadership team and the opportunities available to our business. I believe they will sustain our track record of exceptional performance, while adding value to our industry. It has been a privilege to do my job for almost 20 years working with truly outstanding individuals in a great industry,” said Perez de la Mesa.

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of September 30, 2018, POOLCORP operated 360 sales centers in North America, Europe, South America and Australia, through which it distributes more than 180,000 national brand and private label products to roughly 120,000 wholesale customers. For more information, please visit www.poolcorp.com.
This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP’s subsequent filings with the SEC. In addition, this press release includes forward-looking statements and estimates regarding the effects of the Tax Cuts and Jobs Act, which are based on our current interpretation of this legislation and on reasonable estimates and may change as a result of new guidance issued by regulators or changes in our estimates.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net sales	$811,311	$743,401	$2,455,015	$2,278,005
Cost of sales	576,308	526,795	1,745,283	1,618,114
Gross profit	235,003	216,606	709,732	659,891
Percent	29.0%	29.1%	28.9%	29.0%

Selling and administrative expenses	142,666	134,678	421,812	392,779
Operating income	92,337	81,928	287,920	267,112
Percent	11.4%	11.0%	11.7%	11.7%

Interest and other non-operating expenses, net	4,931	4,009	14,449	11,608
Income before income taxes and equity earnings	87,406	77,919	273,471	255,504
Provision for income taxes	18,206	29,179	55,989	89,951
Equity earnings in unconsolidated investments, net	61	43	167	121
Net income	69,261	48,783	217,649	165,674
Net loss attributable to noncontrolling interest	—	—	—	294
Net income attributable to Pool Corporation	$69,261	$48,783	$217,649	$165,968

Earnings per share:
Basic	$1.71	$1.20	$5.39	$4.04
Diluted	$1.66	$1.16	$5.20	$3.89
Weighted average shares outstanding:
Basic	40,422	40,659	40,416	41,065
Diluted	41,797	42,207	41,831	42,691

Cash dividends declared per common share	$0.45	$0.37	$1.27	$1.05

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	September 30,	Change
	2018	2017	$	%

Assets
Current assets:
Cash and cash equivalents	$35,693	$36,398	$(705)	(2)%
Receivables, net (1)	90,775	90,142	633	1
Receivables pledged under receivables facility	196,998	172,654	24,344	14
Product inventories, net (2)	609,983	484,287	125,696	26
Prepaid expenses and other current assets	19,457	14,832	4,625	31
Total current assets	952,906	798,313	154,593	19

Property and equipment, net	109,942	103,880	6,062	6
Goodwill	189,029	189,024	5	—
Other intangible assets, net	12,305	13,206	(901)	(7)
Equity interest investments	1,163	1,168	(5)	—
Other assets	18,413	16,333	2,080	13
Total assets	$1,283,758	$1,121,924	$161,834	14%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$204,706	$209,062	$(4,356)	(2)%
Accrued expenses and other current liabilities	75,639	87,887	(12,248)	(14)
Short-term borrowings and current portion of long-term debt	9,343	8,609	734	9
Total current liabilities	289,688	305,558	(15,870)	(5)

Deferred income taxes	24,802	27,244	(2,442)	(9)
Long-term debt, net	571,360	555,964	15,396	3
Other long-term liabilities	25,170	22,614	2,556	11
Total liabilities	911,020	911,380	(360)	—
Total stockholders’ equity	372,738	210,544	162,194	77
Total liabilities and stockholders’ equity	$1,283,758	$1,121,924	$161,834	14%

(1)	The allowance for doubtful accounts was $5.4 million at September 30, 2018 and $4.1 million at September 30, 2017.

(2)	The inventory reserve was $8.8 million at September 30, 2018 and $7.8 million at September 30, 2017.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2018	2017	Change
Operating activities
Net income	$217,649	$165,674	$51,975
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19,499	17,947	1,552
Amortization	1,408	1,132	276
Share-based compensation	9,793	9,496	297
Equity earnings in unconsolidated investments, net	(167)	(121)	(46)
Other	3,584	1,074	2,510
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(93,911)	(90,204)	(3,707)
Product inventories	(80,142)	9,057	(89,199)
Prepaid expenses and other assets	143	(1,523)	1,666
Accounts payable	(40,143)	(27,328)	(12,815)
Accrued expenses and other current liabilities	13,547	26,816	(13,269)
Net cash provided by operating activities	51,260	112,020	(60,760)

Investing activities
Acquisition of businesses, net of cash acquired	(578)	(6,879)	6,301
Purchases of property and equipment, net of sale proceeds	(27,976)	(37,709)	9,733
Other investments, net	—	4	(4)
Net cash used in investing activities	(28,554)	(44,584)	16,030

Financing activities
Proceeds from revolving line of credit	820,967	918,338	(97,371)
Payments on revolving line of credit	(813,996)	(857,609)	43,613
Proceeds from asset-backed financing	193,400	156,600	36,800
Payments on asset-backed financing	(138,400)	(97,800)	(40,600)
Proceeds from short-term borrowings and current portion of long-term debt	16,118	25,001	(8,883)
Payments on short-term borrowings and current portion of long-term debt	(17,610)	(17,497)	(113)
Payments of deferred financing costs	(8)	(909)	901
Payments of deferred and contingent acquisition consideration	(265)	(199)	(66)
Purchase of redeemable noncontrolling interest	—	(2,573)	2,573
Proceeds from stock issued under share-based compensation plans	12,732	8,647	4,085
Payments of cash dividends	(51,371)	(43,165)	(8,206)
Purchases of treasury stock	(38,906)	(141,580)	102,674
Net cash used in financing activities	(17,339)	(52,746)	35,407
Effect of exchange rate changes on cash and cash equivalents	386	(248)	634
Change in cash and cash equivalents	5,753	14,442	(8,689)
Cash and cash equivalents at beginning of period	29,940	21,956	7,984
Cash and cash equivalents at end of period	$35,693	$36,398	$(705)

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded component (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	September 30,		September 30,		September 30,
	2018	2017	2018	2017	2018	2017
Net sales	$800,971	$738,391	$10,340	$5,010	$811,311	$743,401

Gross profit	231,841	215,078	3,162	1,528	235,003	216,606
Gross margin	28.9%	29.1%	30.6%	30.5%	29.0%	29.1%

Operating expenses	139,392	132,663	3,274	2,015	142,666	134,678
Expenses as a % of net sales	17.4%	18.0%	31.7%	40.2%	17.6%	18.1%

Operating income (loss)	92,449	82,415	(112)	(487)	92,337	81,928
Operating margin	11.5%	11.2%	(1.1)%	(9.7)%	11.4%	11.0%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,
	2018	2017	2018	2017	2018	2017
Net sales	$2,419,766	$2,266,386	$35,249	$11,619	$2,455,015	$2,278,005

Gross profit	699,058	656,433	10,674	3,458	709,732	659,891
Gross margin	28.9%	29.0%	30.3%	29.8%	28.9%	29.0%

Operating expenses	409,791	388,299	12,021	4,480	421,812	392,779
Expenses as a % of net sales	16.9%	17.1%	34.1%	38.6%	17.2%	17.2%

Operating income (loss)	289,267	268,134	(1,347)	(1,022)	287,920	267,112
Operating margin	12.0%	11.8%	(3.8)%	(8.8)%	11.7%	11.7%
We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Tore Pty. Ltd. (Pool Power) (1)	January 2018	1	January - September 2018
Chem Quip, Inc. (1)	December 2017	5	January - September 2018
Intermark	December 2017	1	January - September 2018
E-Grupa	October 2017	1	January - September 2018
New Star Holdings Pty. Ltd. (Newline)	July 2017	1	January - September 2018 and July - September 2017
Lincoln Aquatics (1)	April 2017	1	January - July 2018 and May - July 2017

(1)	We acquired certain distribution assets of each of these companies.

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
The table below summarizes the changes in our sales center count in the first nine months of 2018.

December 31, 2017	351
Acquired location	1
New locations	9
Consolidated location	(1)
September 30, 2018	360

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share‑based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2018	2017	2018	2017
Net income	$69,261	$48,783	$217,649	$165,674
Add:
Interest and other non-operating expenses (1)	4,931	4,009	14,449	11,608
Provision for income taxes	18,206	29,179	55,989	89,951
Share-based compensation	3,312	3,197	9,793	9,496
Equity earnings in unconsolidated investments	(61)	(43)	(167)	(121)
Depreciation	6,611	6,330	19,499	17,947
Amortization (2)	276	253	827	724
Adjusted EBITDA	$102,536	$91,708	$318,039	$295,279

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.

(2)
Excludes amortization of deferred financing costs of $194 and $136 for the three months ended September 30, 2018 and September 30, 2017, respectively, and $581 and $408 for the nine months ended September 30, 2018 and September 30, 2017, respectively.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities. Please see page 6 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2018	2017	2018	2017
Adjusted EBITDA	$102,536	$91,708	$318,039	$295,279
Add:
Interest and other non-operating expenses, net of interest income	(4,737)	(3,873)	(13,868)	(11,200)
Provision for income taxes	(18,206)	(29,179)	(55,989)	(89,951)
Other	1,723	(1,048)	3,584	1,074
Change in operating assets and liabilities	6,753	95,758	(200,506)	(83,182)
Net cash provided by operating activities	$88,069	$153,366	$51,260	$112,020